EXHIBIT 15.1

The Board of Directors and Stockholders

FedEx Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-222198, 333-192957, 333-171232, 333-45037, 333-34934, 333-100572, 333-111399, 333-121418, 333-130619, and 333-156333 and Form S-3 No. 333-207036) of FedEx Corporation and in the related Prospectuses of our report dated March 21, 2018, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Q for the quarter ended February 28, 2018.

/s/ Ernst & Young LLP

Memphis, Tennessee

March 21, 2018